EXHIBIT 21.1

Subsidiaries of the Registrant

Set forth below is the wholly-owned subsidiary of Hellenic Solutions Corporation.

Subsidiary	Jurisdiction of Formation

Aegean Earth S.A.	Greece
Temhka S.A.	Greece